EXHIBIT 12


                          Sealed Air Corporation

             Computation of Ratio of Earnings to Fixed Charges

               (In thousands of dollars, except for ratios)


                                          Historical
                -------------------------------------------------------------
                                                               Three months
                           Year ended December 31,            ended March 31,
                -------------------------------------------  ----------------
                 1989      1990     1991     1992    1993      1993     1994
                -------  -------  -------  -------  -------  -------  -------

Earnings:

 Fixed charges   33,427   43,217   37,475   33,709   31,429    8,097    6,857
                -------  -------  -------  -------  -------  -------  -------
                $57,573  $67,691  $68,941  $72,527  $76,890  $18,915  $19,437
                =======  =======  =======  =======  =======  =======  =======

 Fixed charges:

  Interest on
   indebtedness,
   excluding
   amortization
   of deferred
   financing
   costs        $29,826  $36,704  $30,918  $28,425  $26,216  $ 6,815  $ 6,012

  Amortization of
   deferred
   financing
   costs          1,986    4,653    4,341    2,655    2,612      658      184

  Portion of rent
   expense deemed
   to represent
   interest       1,615    1,860    2,216    2,629    2,601      624      661
                -------  -------  -------  -------  -------  -------  -------
                $33,427  $43,217  $37,475  $33,709  $31,429  $ 8,097  $ 6,857
                =======  =======  =======  =======  =======  =======  =======

Earnings before
  income taxes   24,146   24,474   31,466   38,818   45,461   10,818   12,580

Excess of earnings
 over fixed
 charges        $24,146  $24,474  $31,466  $38,818  $45,461  $10,818  $12,580
                =======  =======  =======  =======  =======  =======  =======
Ratio of earnings
  to fixed
  charges      1.7 to 1 1.6 to 1 1.8 to 1 2.2 to 1 2.4 to 1 2.3 to 1 2.8 to 1
               ======== ======== ======== ======== ======== ======== ========